Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (File No. 333-139194) of The Governor and Company of the Bank of Ireland of our report dated July 8, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2008 Annual Report to Shareholders, which is incorporated by reference in The Governor and Company of the Bank of Ireland’s Annual Report on Form 20-F for the year ended March 31, 2008. We also consent to the references to us under the heading “Experts” in such Registration Statement.
PricewaterhouseCoopers
Dublin, Ireland
July 8, 2008